Rule 423(B)(3)
                                                              File No. 333-79543

Prospectus
                               CORNERSTONE BANCORP
                         a proposed holding company for
                            CORNERSTONE NATIONAL BANK

                            625,000 Shares (Minimum)
                            800,000 Shares (Maximum)

                                  COMMON STOCK
                                $10.00 per share

          Cornerstone Bancorp is offering its common stock for the purpose of raising money with which to acquire and fund the start up of our new bank, Cornerstone National Bank. No underwriters are involved in this offering, and we will sell the common stock directly to the public solely through the efforts of our officers and directors.

          Please make subscription checks payable to "The Bankers Bank, Escrow Agent for Cornerstone Bancorp." We will promptly submit all subscription funds to an escrow account. This offering will terminate on August 20, 1999 (unless we extend the termination date to no later than April 1, 2000) or may be terminated earlier if the minimum objectives of this offering are met. If we sell fewer than 625,000 Shares by the termination date, we will withdraw this offering and the Escrow Agent will promptly return all subscription funds. You will not be paid interest on such returned funds. You must purchase at least 100 shares to participate in this offering. See "OFFERING AND METHOD OF SUBSCRIPTION."

     Cornerstone National Bank may not commence operations until it receives final approvals from federal regulatory agencies. If the Office of the Comptroller of the Currency has not authorized the escrow agent to release $6 million of the escrowed funds to Cornerstone National Bank by April 1, 2000, the escrow agent will promptly return all subscription funds. You will not be paid interest on the returned funds.

                       Neither the Securities and Exchange
                 Commission nor any State Securities Commission
               has approved or disapproved of these securities or
             determined if this Prospectus is truthful or complete.
                Any representation to the contrary is a criminal
                                    offense.

                 The purchase of these securities involves certain risks. See "RISK FACTORS," page 3.

     The shares of common stock are equity securities; they are not savings accounts or deposits. They will NOT be insured by the Federal Deposit
        Insurance Corporation or any other government agency or company.

========================================================= --------------------  ------------------- --------------------
                                                                   Price         Underwriting       Proceeds to
                                                                    to           Discounts and      Cornerstone
                                                                   Public         Commissions       Bancorp(1)
--------------------------------------------------------- --------------------  ------------------- --------------------

PER SHARE.....................................                    $10.00               $-0-          $10.00
========================================================= ====================  =================== ====================
                                                                 $8,000,000            $-0-           $8,000,000
TOTAL:     Maximum -- 800,000 shares..........                   $6,250,000            $-0-           $6,250,000
           Minimum -- 625,000 shares..........
========================================================= ====================  =================== ====================

(1) This is the amount of proceeds before deduction of expenses associated with this offering payable by Cornerstone Bancorp. Such expenses are estimated at $50,000.

                  The Date of This Prospectus is July 19, 1999

                                                    TABLE OF CONTENTS


                                                                                                                   Page


Summary.............................................................................................................  3
Risk Factors........................................................................................................  5
Offering And Method Of Subscription.................................................................................  8
Forward-Looking Statements..........................................................................................  8
Use Of Proceeds..................................................................................................... 10
Pro Forma Capitalization............................................................................................ 11
Dividends........................................................................................................... 11
Plan of Operation of Cornerstone Bancorp and Organization Of Cornerstone National Bank.............................. 12
Proposed Services of Cornerstone National Bank...................................................................... 14
Directors and Executive Officers.................................................................................... 18
Certain Relationships And Related Transactions...................................................................... 22
Supervision And Regulation.......................................................................................... 23
Description Of Capital Stock........................................................................................ 26
Legal Matters....................................................................................................... 29
Accounting Matters.................................................................................................. 29
Index To Financial Statements....................................................................................... 30



APPENDIX A -- Subscription Agreement


                   -------------------------------------------



     Prospective investors may rely only on the information contained in this Prospectus. Cornerstone Bancorp has not authorized anyone to provide prospective investors with information different from that contained in this Prospectus. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

                                     SUMMARY

     This is a brief summary of some information in this Prospectus. It is not a complete statement of all material facts about the matters in this Summary. Please read the entire Prospectus carefully before you invest.


Cornerstone Bancorp

     We were organized for the purpose of becoming a holding company for Cornerstone National Bank. Our principal executive office is presently located at 4821 Calhoun Memorial Highway, Easley, South Carolina 29642. Our telephone number is (864) 306-1444. After opening of Cornerstone National Bank, our address will be 1670 East Main Street, Easley, South Carolina 29642. We must obtain the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") before we can acquire Cornerstone National Bank.

Cornerstone National Bank

     Cornerstone National Bank is being organized in Easley, South Carolina as a national bank. The Organizers of Cornerstone National Bank have filed an application with the Office of the Comptroller of the Currency and received preliminary approval to organize Cornerstone National Bank. The Organizers have also filed an application with the FDIC for insurance of deposits. Cornerstone National Bank may not conduct any banking business until the FDIC approves deposit insurance and the Comptroller of the Currency grants final approval of the charter application. The charter will be issued and FDIC deposit insurance will be granted only if the Organizers comply with legal requirements imposed by the Comptroller of the Currency and the FDIC. One of these requirements will be capitalization of Cornerstone National Bank with at least $6 million.

          Cornerstone National Bank will engage in a commercial and retail banking business in the Easley area, and will emphasize its local contacts and personalized services. Cornerstone National Bank's principal offices will be located at 1670 East Main Street, Easley, South Carolina 29642. While Cornerstone National Bank's offices are being built at that location, Cornerstone National Bank will be located in temporary offices on the same lot.

     If we receive all regulatory approvals to organize Cornerstone National Bank, we plan to use the proceeds of this offering to capitalize Cornerstone National Bank and to pay offering and organizational expenses of Cornerstone National Bank. If this offering to capitalize Cornerstone National Bank does not raise sufficient funds, or if we do not receive all regulatory approvals to organize Cornerstone National Bank, we will withdraw the offering and the escrow agent will promptly return all subscription funds. No interest will be paid on such returned funds. See "OFFERING AND METHOD OF SUBSCRIPTION -- Escrow of Funds."


The Directors and Organizers

          Our directors and the organizers of Cornerstone National Bank are:

                   J. Rodger Anthony                  S. Ervin Hendricks, Jr.
                   Walter L. Brooks                   Joe E. Hooper
                   T. Edward Childress, III           Robert R. Spearman
                   Nicholas S. Clark                  John M. Warren, Jr., M. D.
                   J. Bruce Gaston                    George I. Wike, Jr.

     Mr. Anthony, who has 28 years of banking experience, is President and Chief Executive Officer of Cornerstone Bancorp. Mr. Clark is Cornerstone Bancorp's Chief Financial Officer. Mr. Anthony and Mr. Clark plan to serve in the same capacities as officers of Cornerstone National Bank. All of the Organizers are directors of Cornerstone Bancorp and plan to serve as initial directors of Cornerstone National Bank.

          Our directors and members of their immediate families intend to purchase an aggregate of at least 295,000 shares in the offering. These shares will represent 47.2% of the total shares to be outstanding if 625,000 shares are sold and 36.9% of the total shares to be outstanding if 800,000 shares are sold. Our directors are not obligated to purchase such shares, however, and they may decide to purchase fewer shares or more shares.

          Our directors have specifically reserved the right to purchase as many additional shares as may be necessary to achieve the minimum objective of sale of 625,000 shares, although they are not obligated to purchase any such shares. Because purchases by our directors may be substantial, you should not rely on the sale of 625,000 shares as an indication of the merits of this offering or as an indication that unaffiliated investors share a Director's confidence in his investment decision. See "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors."

The Offering


Shares of Common Stock Offered...........................     Minimum --       625,000
                                   ......................     Maximum --       800,000
Offering Price Per Share.................................                       $10.00
Minimum Individual Purchase..............................                   100 shares
Maximum Individual Purchase..............................                31,250 shares
Use of Proceeds..........................................   To   capitalize   Cornerstone   National   Bank   and   pay
                                                            offering, organizational and pre-opening expenses

     We reserve the right to alter the minimum and maximum purchase amounts in our sole discretion. See "OFFERING AND METHOD OF SUBSCRIPTION."

                                  RISK FACTORS

          Investment in our stock involves a significant degree of risk. Before subscribing to purchase any of the shares, you should consider certain risks and speculative features, which are inherent in and affect our business. You should only make an investment after careful consideration of the risk factors set forth below. You should not invest in our stock unless you can afford an investment involving such risks. You should consider the following risks as well as others:


You May Lose Your Total Investment

          Due to the significant risks associated with an investment in the common stock of a newly-formed company and bank, you should make sure, before investing, that you are financially able to sustain a total loss of any funds used to purchase our common stock. Our common stock is not a deposit, and will not be insured by the FDIC or any other government agency.

We Have No Operating History

          We do not yet have an operating history. Therefore, you have limited information on which to base an investment decision.

We May Not Be Profitable

          New banks typically incur substantial initial expenses and are not profitable for several years after commencing business. Furthermore, Cornerstone National Bank may never operate profitably. Cornerstone National Bank's proposed operations will be subject to other risks inherent in the establishment of a new business and, specifically, of a new financial institution. See "PROPOSED SERVICES OF CORNERSTONE NATIONAL BANK - Lack of Profitability in the Early Period of Operation."

We May Be Unable to Obtain Necessary Regulatory Approvals

          The Organizers of Cornerstone National Bank have filed an application with the Comptroller of the Currency for approval to organize and operate Cornerstone National Bank. The Comptroller of the Currency has granted preliminary, but not final, approval of the application. The Organizers have also filed an application with the FDIC for deposit insurance. We will also file an application with the Federal Reserve for approval to become a bank holding company by acquiring all of the capital stock of Cornerstone National Bank. It is possible that such approvals may not be granted or, if granted, may be delayed. Any significant delay in commencing business will increase pre-opening expenses and may reduce Cornerstone National Bank's capital, potential revenues and income. Approvals may also contain conditions limiting payment of dividends and restricting certain activities by Cornerstone National Bank or Cornerstone Bancorp. Such conditions could have an adverse impact on Cornerstone National Bank's operations and profitability. Since Cornerstone National Bank will be Cornerstone Bancorp's only significant asset, such conditions would also have an adverse impact on Cornerstone Bancorp's operations and profitability, and an adverse impact on the value of your investment.

We are Highly Dependent Upon our President and Chief Executive Officer

          We are, and for the foreseeable future we will be, dependent on the services of J. Rodger Anthony, who is our president and chief executive officer. If Mr. Anthony's services become unavailable, we cannot promise that we will find a suitable successor who would be willing to be employed upon the terms and conditions that we would offer. Failure to replace Mr. Anthony promptly, should his services become unavailable, could have a materially adverse effect on our operations and the value of our common stock. Our ability to attract and retain other qualified officers and employees will also affect our profitability and success. See "PROPOSED SERVICES OF CORNERSTONE NATIONAL BANK -Employees."

 Our Common Stock Has No Trading Market

          There currently is no market for our stock. Due to the relatively small size of the offering, and the number of shares that will be owned by persons who are not Directors, it is unlikely that an active and liquid trading market will develop or be maintained. The development of a public trading market depends upon the existence of willing buyers and sellers and is not within our control. For these reasons, our common stock may not be appropriate as a short-term investment, and you should be prepared to hold our common stock indefinitely.

We Arbitrarily Determined the Offering Price

          The price of the stock has not been set as a result of arm's length negotiations or with reference to prices established in an active trading market, and no particular factors played a role in setting the offering price. We established the aggregate offering price to adequately capitalize Cornerstone National Bank. The price per share was arbitrarily set at $10.00 per share solely with a view to obtaining a broad distribution of the common stock in our community. Even if a trading market for the Common Stock develops, we cannot assure you that you will be able to sell your shares at or above $10.00 per share.

You May Be One of Only a Very Few Public Buyers of Our Stock

          Our Directors, their affiliates and others affiliated with us may purchase shares in addition to the number set forth in this Prospectus in order to meet the minimum offering requirement. They may borrow funds to do so. See "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors." Accordingly, there is a risk that the offering will close and you will become a shareholder of Cornerstone Bancorp even though the market may have judged the terms of the offering unsatisfactory because it perceives the risk of investment to be too great, the value placed on the offering by us to be too great, or for any other reason.

We Will Not Pay Dividends in the Foreseeable Future, and May Never Pay Dividends

          We cannot assure you when or whether Cornerstone National Bank will pay cash dividends to us. It is expected that the Board of Directors of Cornerstone National Bank will follow a policy of retaining earnings for an indefinite period. If Cornerstone National Bank does not pay dividends to us, it is not likely that we will be able to pay dividends to you. Cornerstone National Bank's declaration and payment of future dividends are within the discretion of the Board of Directors of Cornerstone National Bank, and are dependent upon Cornerstone National Bank's earnings, financial condition, its need to retain earnings for use in the business, and any other pertinent factors. Payment of dividends by Cornerstone National Bank may also be subject to prior approval of the Comptroller of the Currency. Declaration and payment of dividends by Cornerstone Bancorp are within the discretion of the Board of Directors of Cornerstone Bancorp. See "DIVIDENDS."

Provisions of our Articles of Incorporation May Discourage or Prevent Takeover Attempts by Someone Who Would be Willing to Pay a Premium Over the Market Price

          Our Articles of Incorporation include several provisions that may have the effect of discouraging or preventing hostile take-over attempts, and thus of making the removal of incumbent management difficult. The provisions include staggered terms for the Board of Directors and requirements of super-majority votes to approve certain business transactions. See "DESCRIPTION OF CAPITAL STOCK." To the extent that these provisions are effective in discouraging or preventing take-over attempts, they may tend to reduce the market price for our stock.

Our Directors Will Have Enough Voting Power to Block Actions that Require a Vote of Two-Thirds of the Outstanding Shares

          Our present directors are expected to own between 47.2% and 36.9% of our stock. If they vote together, they will be able to prevent any merger, consolidation, share exchange, sale of substantial assets, dissolution, removal of directors or amendment to the articles of incorporation they do not want, even if a majority of the common shareholders approve these actions.

We Will Face Strong Competition from Larger, More Established Competitors

          We will encounter strong competition from financial institutions operating in the Easley, South Carolina area. In the conduct of certain aspects of its business, Cornerstone National Bank will also compete with credit unions, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation as Cornerstone National Bank. Many of these competitors have substantially greater resources and lending abilities than Cornerstone National Bank. They offer certain services, such as investment banking, trust and international banking services, that Cornerstone National Bank does not expect to provide or will not provide initially. We believe that Cornerstone National Bank will be able to compete effectively with these institutions with personalized service, loan participations and other techniques, but we cannot promise that we are correct in our belief. See "PLAN OF OPERATION OF CORNERSTONE BANCORP AND ORGANIZATION OF CORNERSTONE NATIONAL BANK -- Competition."

We May Need Additional Capital and We May Dilute Your Common Stock

          We have no present intention to issue additional stock, but we may attempt to do so in the future if additional capital is required or useful. We have not attempted to determine whether additional capital would be available or the terms on which such capital might be available. We are not required to offer any stock we sell in the future to existing shareholders. Therefore, your percentage ownership of our company will be diluted if we sell additional shares of our common stock, and as we grant stock awards, options or other awards to hire or retain employees. See "SUPERVISION AND REGULATION -- Capital Adequacy Guidelines for Bank Holding Companies and National Banks" and "DESCRIPTION OF CAPITAL STOCK - No Preemptive Rights."

We Will Have Lending Risks Associated With a Small Market Area and a New Loan Portfolio

          We anticipate that the majority of Cornerstone National Bank's depositors will be located in or doing business in and around Easley, South Carolina. We also anticipate that Cornerstone National Bank will lend a substantial portion of its capital and deposits to individual and commercial borrowers in and around Easley. Any factors that adversely affect Easley and surrounding areas could, in turn, adversely affect the performance of Cornerstone National Bank. Management will endeavor to be prudent in making loans, but some loan losses are unavoidable. Changes in both national and local economic conditions could affect the ability of borrowers to repay their loans. It is possible that defaults by Cornerstone National Bank's borrowers could be large enough to impair the ability of Cornerstone National Bank to continue its operations. Loan losses and other losses might reduce Cornerstone National Bank's capital below the level required by the FDIC, which could result in loss of deposit insurance, Cornerstone National Bank's being placed in receivership, and total loss of the value of your investment in Cornerstone Bancorp.

We Will Be Susceptible to Changes in Monetary Policy and Other Economic Factors

          Changes in governmental, economic, and monetary policies may affect the ability of Cornerstone National Bank to attract deposits and make loans. The rates of interest payable on deposits and chargeable on loans are affected by governmental regulation and fiscal policy as well as by national, state and local economic conditions. See "SUPERVISION AND REGULATION."

We May Experience Problems as a Result of the Year 2000 Date Change

          Banks and other financial institutions are very dependent upon computers for carrying on most aspects of their business. Until recently most computers have been programmed in a way that causes them to operate as though all dates are in the 1900's. Such computers may fail to operate properly in the year 2000. Although the banking industry has been working to eliminate these problems within the industry, there can be no assurance that those efforts will be completely successful and that no disruptions will result in the year 2000. Cornerstone National Bank is aware of the potential problem and plans to take steps to acquire computer systems that are free of the year 2000 problem. Nevertheless, the fact that so much of financial commerce is electronically based and interrelated presents the risk that disruptions of electronic commerce will occur that will adversely affect the business of Cornerstone National Bank. We Will be Subject to Governmental Regulation, Which Could Change and Might Materially Affect Us

          We will operate in a highly regulated industry and will be subject to examination, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these agencies will be costly and may limit our growth and restrict of our activities, including, payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We will also be subject to capitalization guidelines set forth in federal legislation.

          The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the impact of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which involve risks and uncertainties. You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "beleive," "plan," "estimate," "continue," or other similar words. Our actual results may differ significantly from the results we mention in these forward-looking statements, especially since we are a new company with no operations. Factors that might cause such a difference include, but are not limited to: our growth and our ability to maintain growth; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities; the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telphone and computer and/or the internet; failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans; and those factors discussed in "RISK FACTORS" beginning on page 3 of this prospectus.

                       OFFERING AND METHOD OF SUBSCRIPTION

The Offering

          Cornerstone Bancorp is offering a minimum of 625,000 shares and a maximum of 800,000 shares of its Common Stock (no par value) at a price of $10.00 per share. The price of the Common Stock has not been set as the result of arm's length negotiations or with reference to prices established in an active trading market. Cornerstone Bancorp is seeking to raise sufficient capital through this offering to adequately capitalize Cornerstone National Bank.

          The minimum individual purchase pursuant to this offering is 100 shares, and the maximum purchase is 31,250 shares. Cornerstone Bancorp reserves the right to alter the individual minimum and maximum purchase amounts should conditions so warrant and specifically reserves the right to approve purchases of more than 31,250 shares. Cornerstone Bancorp has approved the purchase of 75,000 shares by each of two Directors. Under no circumstances will a subscriber other than a Director be permitted to subscribe for more than 5% of the total shares sold. Subscribers should be aware that beneficial ownership of more than 10% of the outstanding Common Stock of Cornerstone Bancorp would obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal banking and securities laws.

          At least $6,000,000 is necessary to capitalize Cornerstone National Bank. If 625,000 shares are not sold prior to the Expiration Date (as defined below) to provide funds to capitalize Cornerstone National Bank and pay offering, organizational and pre-opening expenses, this offering will be withdrawn and all subscription funds will be promptly refunded without interest. See "Escrow of Funds" and "Certain Contingencies." Although they are not obligated to do so, in order to cause 625,000 shares to be subscribed, the Directors, their affiliates and others affiliated with Cornerstone Bancorp may purchase shares in addition to the number set forth under "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors," and they may borrow funds to finance their purchases. See "--Certain Contingencies," "RISK FACTORS - Our Directors and Others May Purchase Additional Shares With Borrowed Funds to Meet the Minimum Offering Requirement," "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors."

Escrow of Funds

          Subscription funds will be held in an escrow account (the "Escrow Account") with The Bankers Bank, Atlanta, Georgia (the "Escrow Agent"), until the close of this offering and authorization by the Comptroller of the Currency to release $6 million of the escrowed funds to Cornerstone National Bank. Subscription funds will be deposited by the Escrow Agent in certificates of deposit, accounts or other deposits, which are insured by the FDIC or another agency of the United States government, or invested in short-term securities issued or fully guaranteed by the United States government or federal funds, until release of $6 million to Cornerstone Bancorp is authorized by the Comptroller of the Currency. Any interest earned on subscription funds while such funds were held in escrow will be property of Cornerstone Bancorp.

          If the Comptroller of the Currency has not authorized the Escrow Agent to release $6 million of the escrowed funds to Cornerstone National Bank by April 1, 2000, the Escrow Agent will promptly refund all subscription funds. No interest will be paid to subscribers on such refunded funds.

Plan of Distribution

          This offering is being made to the public through the executive officers and directors of Cornerstone Bancorp and Cornerstone National Bank. No commission or other sales compensation will be paid to any officer or director of Cornerstone Bancorp or any proposed officer or director of Cornerstone National Bank in connection therewith.

Method of Subscription

          Shares may be subscribed for by delivery of the enclosed subscription form, completed and executed, together with full payment of the subscription price, to Cornerstone Bancorp, at 4821 Calhoun Memorial Highway, Easley, South Carolina 29642. All subscription payments must be made in United States dollars by check, bank draft, or money order drawn to the order of "The Bankers Bank, Escrow Agent for Cornerstone Bancorp." Subscription payments will be delivered promptly to the Escrow Agent. Subscriptions and full payment must be received on or prior to the Expiration Date (as defined below).

          Cornerstone Bancorp reserves the right to reject any offer of subscription in whole or in part or to cancel acceptance of any subscription offer in whole or in part until the date the shares subscribed hereunder are issued for any reason whatsoever. If all or part of a subscription is not accepted or is cancelled by Cornerstone Bancorp, all funds relating to the unaccepted or cancelled portion shall be promptly returned to the subscriber without interest thereon. Only the President of Cornerstone Bancorp has the authority to accept or reject a subscription, or portion thereof, on behalf of Cornerstone Bancorp.

Expiration Date or Extension of the Offering

          Cornerstone Bancorp will offer shares of the Common Stock hereunder until the earlier of (1) receipt by Cornerstone Bancorp of subscriptions for an aggregate of 800,000 shares; (2) a decision by Cornerstone Bancorp to terminate the offering; or (3) August 20, 1999 (the "Expiration Date"). While Cornerstone Bancorp intends to use its best efforts to sell 800,000 shares, the offering may be terminated without notice to anyone before all such shares are sold if the sale of at least 625,000 shares has been completed.

          The Expiration Date may be extended until April 1, 2000, in the discretion of Cornerstone Bancorp. Written notice of any such extension shall be given to all persons who are already subscribers at the time of the extension, but any such extension will not alter the binding nature of subscriptions already submitted to Cornerstone Bancorp. The extension of the Expiration Date may cause an increase in Cornerstone National Bank's pre-operating expenses and in the expenses incurred by Cornerstone Bancorp in connection with this offering. It is anticipated that Cornerstone National Bank will commence operations in the third quarter of 1999.

Contingencies

          Cornerstone Bancorp must receive the approval of the Federal Reserve before it can capitalize Cornerstone National Bank. Organization of Cornerstone National Bank and commencement of its operations is contingent upon capitalization of Cornerstone National Bank at $6,000,000, receipt of FDIC insurance of deposits and the Comptroller of the Currency's final approval of the application to organize. There can, however, be no assurance if or when these requirements will be met. Any significant delay in receipt of Comptroller of the Currency and FDIC approvals will delay commencement of business and increase pre-opening expenses and may reduce Cornerstone National Bank's capital, potential revenues and income.

          The Directors reserve the right to purchase, directly or indirectly, shares in addition to the shares set forth in the table under "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors," if necessary to reach the 625,000 share threshold, though they are not obligated to do so. Borrowed funds may be used to purchase such shares. Accordingly, investors should not place any reliance on the sale of 625,000 shares as an indication of the merits of this offering or that a Director's confidence in his investment decision is shared by investors who are not affiliates of Cornerstone Bancorp.

          If 625,000 shares are not sold prior to the Expiration Date of this offering, or if regulatory approvals to commence operations are not received for any other reason and if the Comptroller of the Currency has not authorized the Escrow Agent to release $6 million of the escrowed funds to Cornerstone National Bank by April 1, 2000, the Escrow Agent will promptly return all subscription funds without interest.

Issuance of Stock Certificates

          Certificates for shares of Common Stock offered hereby, subscriptions for which have been accepted by Cornerstone Bancorp and paid for by the subscriber, will be issued by Cornerstone Bancorp promptly after Cornerstone National Bank receives its charter.

                                 USE OF PROCEEDS

          The net proceeds from this offering are expected to be between approximately $6,200,000 and $7,950,000 after deduction of offering expenses estimated at approximately $50,000. Upon receipt of final regulatory approvals, Cornerstone Bancorp will use $6,000,000 of the net proceeds from this offering to capitalize Cornerstone National Bank and to meet Cornerstone National Bank's organizational and pre-opening expenses. Proceeds in excess of $6,000,000 will be temporarily invested by Cornerstone Bancorp and used to pay Cornerstone Bancorp's administrative expenses. To the extent not needed to pay such expenses, such funds, if any, will be available to increase the capital of Cornerstone National Bank or for other activities in which a bank holding company is permitted to engage.

     The proceeds of the offering used to capitalize Cornerstone National Bank will be applied primarily to provide funds for Cornerstone National Bank's banking operations, including loans to customers and investments, for purchase of the property on which Cornerstone National Bank's headquarters will be located and construction of the Cornerstone National Bank building, for furnishing and equipping Cornerstone National Bank, and for working capital. Cornerstone National Bank has not allotted specific portions of the proceeds for making loans and for working capital but plans to use the funds as needed.

     Cornerstone National Bank's present plans and applications filed with the Comptroller of the Currency and the FDIC contemplate that Cornerstone National Bank will only operate out of one location for several years. Should the proceeds of this offering substantially exceed the minimum, Cornerstone National Bank may seek regulatory approval to open additional offices if it appears that doing so will benefit Cornerstone National Bank and its shareholder. The precise amounts and manners in which these funds will be used will be subject to the discretion of management in light of current market conditions and, therefore, cannot now be usefully predicted.

          Cornerstone National Bank expects to incur approximately $275,000 in organizational and pre-opening expenses which will, provided all necessary regulatory approvals are obtained, be payable from the proceeds of the offering. This amount will be offset partially by interest income earned during the pre-opening period. Of the total estimated $275,000 of organizational and pre-opening expenses, approximately $125,000 will be used to pay salaries and the remainder will be used to repay a line of credit used for the benefit of Cornerstone National Bank and for miscellaneous expenses such as legal, consulting, accounting, and other expenses associated with the organization of Cornerstone National Bank. Approximately $47,000 in organizational and pre-opening expenses had been incurred as of April 30, 1999.

          The Organizers have estimated that initial fixed asset expenditures will be approximately $450,000 for purchase of property on which Cornerstone National Bank is to be located, and $250,000 for furniture, fixtures and equipment. The Organizers plan to build Cornerstone National Bank's permanent offices during its second year at an approximate cost of $1,000,000. Actual expenses may, however, vary from these estimates.

                            PRO FORMA CAPITALIZATION

          The following table sets forth the pro forma capitalization of Cornerstone Bancorp after completion of this offering. The table assumes capitalization of Cornerstone Bancorp at $6,200,000 after deduction of estimated offering expenses of $50,000. Prior to its opening, Cornerstone National Bank expects to incur pre-opening and organizational expenses that would result in a retained deficit of approximately $275,000.

          Stockholders' Equity

          Preferred Stock (10,000,000 Shares Authorized) no Shares Outstanding
          Common Stock, no par value (20,000,000 Shares Authorized)
             625,000 Shares Outstanding.......................................................  $6,200,000
          Retained deficit....................................................................    (275,000)
                                                                                                ----------
                Total Stockholders' Equity....................................................  $5,925,000
                                                                                                ==========

                                    DIVIDENDS

          The most likely source of dividends to be paid by Cornerstone Bancorp will be dividends paid to Cornerstone Bancorp by Cornerstone National Bank. Accordingly, the payment of dividends by Cornerstone Bancorp is indirectly subject to the same laws and regulations that govern the payment of dividends by national banks.

          Cornerstone National Bank will be restricted in its ability to pay dividends under the national banking laws and by regulations of the Comptroller of the Currency. Pursuant to 12 U.S.C. Section 56, a national bank may not pay dividends from its capital. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. Payment of dividends out of net profits is further limited by 12 U. S. C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals the amount of its capital, unless there has been transferred to surplus not less than 1/10 of the bank's net profits of the preceding two consecutive half years periods (in the case of an annual dividend). Pursuant to 12 U. S. C. Section 60
(b), the approval of the Comptroller of the Currency is required if the total of all dividends declared by Cornerstone National Bank in any calendar year will exceed the total of its retained net profits for that year combined with its net profits for the preceding two years, less any required transfers to surplus. The Comptroller of the Currency has issued policy statements that indicate that insured banks should generally only pay cash dividends out of current operating earnings.

          The payment of cash dividends by Cornerstone National Bank may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of cash dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. Paying dividends that deplete a bank's capital base to an inadequate level may constitute an unsafe and unsound banking practice.

          There can be no assurance when, or whether, Cornerstone Bancorp will be in a position to pay cash dividends on the Common Stock. Once Cornerstone

National Bank becomes sufficiently profitable in the judgment of its directors, its directors expect that Cornerstone National Bank will pay some dividends in cash to Cornerstone Bancorp. However, Cornerstone Bancorp anticipates that all or substantially all of Cornerstone National Bank's earnings in the foreseeable future may be required for use in the development of Cornerstone National Bank's business. If Cornerstone National Bank pays cash dividends to Cornerstone Bancorp, there is no requirement that Cornerstone Bancorp, in turn, pay dividends to its shareholders. See "DESCRIPTION OF CAPITAL STOCK -- Dividends."

    PLAN OF OPERATION OF CORNERSTONE BANCORP AND ORGANIZATION OF CORNERSTONE
                                  NATIONAL BANK

Organization and Plan of Operation of Cornerstone Bancorp

          Cornerstone Bancorp was incorporated under the laws of South Carolina in January, 1999. Cornerstone Bancorp was organized for the purpose of becoming the holding company for Cornerstone National Bank. Before Cornerstone Bancorp can acquire Cornerstone National Bank, however, it must obtain the approval of the Federal Reserve. An application for approval of the Federal Reserve will be filed in the near future.

          For the foreseeable future, Cornerstone Bancorp expects that its primary business activity will be ownership and operation of Cornerstone National Bank. At some point in the future, if the directors of Cornerstone Bancorp determine that it is appropriate to do so and any necessary regulatory approvals can be obtained, Cornerstone Bancorp may engage in other activities permitted for bank holding companies and may organize or acquire additional banks, though there can be no assurances that it will do so.

Organization of Cornerstone National Bank

          On February 1, 1999, the Organizers filed an application to obtain a national bank charter with the Comptroller of the Currency. The Comptroller of the Currency has granted preliminary approval to the application. Cornerstone National Bank will not be permitted to receive deposits, make loans, or otherwise engage in banking activities unless and until it receives a certificate from Comptroller of the Currency to the effect that it has complied with all provisions of law required to entitle it to commence banking operations, including securing insurance of its deposits from the FDIC. Prior to receiving such a certificate, Cornerstone National Bank must establish capital in the amount of $6,000,000, and must satisfy any administrative conditions imposed by the Comptroller of the Currency. The Comptroller of the Currency has the authority to alter, suspend, or rescind the approval of Cornerstone National Bank's application at any time if the Comptroller of the Currency deems any development warrants such action.

          The Organizers have submitted an application to the FDIC for the insurance of Cornerstone National Bank's deposit accounts. In evaluating applications for insurance, the FDIC considers several factors, including the adequacy of the applicant's capital structure, the general character of its management, its future earnings prospects, the risk to federal insurance funds, and the convenience and needs of the community to be served by the proposed bank. In addition, prior to approving an application, the FDIC must be satisfied that, among other things, the projected ratio of equity capital plus reserves to assets is at least 8% at the end of the third year of Cornerstone National Bank's operations and profitable operations are projected for the third year of operations.

          Although the Organizers are taking the actions they believe are necessary to obtain a certificate to operate a banking business from the Comptroller of the Currency and deposit insurance from the FDIC, there can be no assurance that the Comptroller of the Currency will grant a certificate to commence business or that Cornerstone National Bank will obtain FDIC insurance.

Management Philosophy and Policy

          Cornerstone National Bank will be the first start-up bank in the Easley area in over 13 years. The Organizers believe that, with the increased demand for banking services arising from steady growth in population, personal income, and employment, the banking market will continue to grow in the Easley area. It is their opinion that there is a need for an additional locally owned and managed bank to serve the needs of the community, including individuals and small and medium-sized business enterprises. The Organizers intend for Cornerstone National Bank to concentrate on this hometown market with a professional staff that is sensitive to local needs.

          The Organizers of Cornerstone National Bank are dedicated to providing personalized banking to the citizens of the Easley area. Based on their knowledge of the area as long-time residents and business people, the Organizers believe that a bank owned and managed by people living and working in the local area can best serve the community for the following reasons:

          Decisions regarding credit and services of a bank can best be made at a local level.

          Funds made available from local deposits should be re-invested in the depositors' community.

          Stability and continuity of management within a banking institution without frequent changes are important to its customers.

          The wave of bank mergers and consolidations has resulted in most banks in the Easley market area being controlled by large out-of-state institutions. A primary objective of the Organizers of Cornerstone National Bank is to provide citizens of Easley with more opportunity to have their banking needs met locally. The Organizers are involved extensively in business in the Easley service area and intend to make meeting the credit needs of this area a first priority. The Organizers believe that a large number of bank customers prefer a local bank, and that this preference should result in the successful and profitable operation of Cornerstone National Bank, though no assurances can be given that this will be the case.

          Cornerstone National Bank intends to offer a wide range of banking services including checking and savings accounts; commercial, installment, and personal loans; and other associated services. While trust services will not be offered immediately, the Organizers would expect Cornerstone National Bank to consider offering such services when a need for offering these services is indicated and when the appropriate staff can be developed and regulatory approvals obtained. The goals of the new Bank will be to provide banking services to satisfy the needs of its customers, while investing its funds in accordance with sound banking practices and earning the maximum profit for shareholders.

          Cornerstone National Bank intends to provide personalized banking services, with emphasis on knowledge of the individual financial needs and objectives of its customers and an appropriate array of services to meet those needs and objectives, coupled with timely response. Cornerstone National Bank will seek to promote continuous long-term relationships between officers and customers by minimizing transfers of account officers to different customers, departments or locations. Cornerstone National Bank will also seek to limit the number of accounts served by each of its officers to a level that will permit personal attention to each customer and full development of each customer's business relationship with Cornerstone National Bank. Because the management of Cornerstone National Bank will be located in Easley, all credit and related decisions will be made locally, which is expected to facilitate prompt response.

          The Organizers anticipate that Cornerstone National Bank's initial capitalization will enable it to commence operations as a significant competitor. With an initial capitalization of approximately $6,000,000, Cornerstone National Bank will have a legal lending limit of approximately $900,000 for loans to a single customer. The Organizers anticipate that Cornerstone National Bank will establish correspondent relationships with The Bankers Bank, and other banks to participate loans when loan amounts exceed Cornerstone National Bank's legal lending limits or internal lending policies. The Organizers believe that Cornerstone National Bank's initial capitalization should support substantial growth in deposits and loans, and will be sufficient to meet the capital requirements of Cornerstone National Bank for at least its first three years of operations.

Competition

          South Carolina law permits statewide branching by banks and savings and loan associations. Consequently, many financial institutions have branches located in several communities. Currently, 8 commercial banks and 2 savings institutions operate branches in Pickens County. Approximately $831 million in deposits are maintained in these branches. Six of the institutions have branches in Easley with an aggregate of $347,060,000 in deposits at June 30, 1998.

          The principal areas and methods of competition in the banking industry are the services offered, pricing of those services, the convenience and availability of the services, and the degree of expertise and personal manner with which those services are offered. The Organizers believe that Cornerstone National Bank will be able to compete effectively in those areas, but no assurance can be given that it will be able to do so.

          Cornerstone National Bank will encounter strong competition from most of the financial institutions in its extended market area. In the conduct of certain areas of its business, Cornerstone National Bank will also compete with credit unions, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions as Cornerstone National Bank will be. Most of these competitors have substantially greater resources and lending abilities than Cornerstone National Bank will have and offer certain services, such as international banking, investment banking, and trust services, that Cornerstone National Bank will not provide initially.

                 PROPOSED SERVICES OF CORNERSTONE NATIONAL BANK

Deposits

          Cornerstone National Bank intends to offer the full range of deposit services typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, and savings and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the principal market area at rates competitive with those offered in the area. In addition, retirement accounts such as IRA's (Individual Retirement Accounts) will be made available. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. Cornerstone National Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and government authorities. Although Cornerstone National Bank intends to be competitive in its efforts to attract deposit accounts, it does not plan to aggressively seek jumbo certificates of deposit (certificates in amounts greater than $100,000) and does not intend to accept brokered deposit accounts.

Lending Activities

          Cornerstone National Bank intends to emphasize a range of lending services, including real estate, commercial and consumer loans. Consumer loans will include both installment and term loans, and will include loans for automobiles, household goods, education, boats and general personal expenses.

          To address the risks inherent in making loans, management will maintain an allowance for loan losses based on, among other things, an evaluation of Cornerstone National Bank's loan loss experience, management's experience at other financial institutions in the market area, the amount of past due and nonperforming loans, current and anticipated economic changes and the values of certain loan collateral. Based upon such factors, management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for potential loan losses based upon a percentage of the outstanding balances and specific loans. However, because there are certain risks that cannot be precisely quantified, management's judgment of the allowance is necessarily approximate and imprecise. The adequacy and methodology of the allowance for loan losses will be subject to regulatory examination and compared to a peer group of financial institutions identified by the regulatory agencies.

Real Estate Loans

          The  Organizers   expect  that  one  of  the  primary   components  of
Cornerstone National Bank's loan portfolio will be loans secured by first or second mortgages on residential and commercial real estate. These loans will generally consist of commercial real estate loans, construction and development loans and residential real estate loans (including home equity and second mortgage loans). Interest rates may be fixed or adjustable and Cornerstone National Bank will generally charge an origination fee. Cornerstone National Bank will seek to manage credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. The Organizers presently anticipate that the loan-to-value ratio for first and second mortgage loans and for construction loans generally will not exceed 80%. In addition, Cornerstone National Bank may require personal guarantees of the principal owners of the property. Cornerstone National Bank may also originate mortgage loans for sale into the secondary market, earning a fee, but avoiding the interest rate risk of holding long-term, fixed-rate loans.

          The principal economic risk associated with all loans, including real estate loans, is the creditworthiness of Cornerstone National Bank's borrowers. The ability of a borrower to repay a real estate loan will depend upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer's personal obligations under the loan are typically limited. Each of these factors increases the risk of nonpayment by the borrower. In the case of a real estate purchase loan, the borrower may be unable to repay the loan at the end of the loan term and may thus be forced to refinance the loan at a higher interest rate, or, in certain cases, the borrower may default as a result of its inability to refinance the loan. In either case, the risk of nonpayment by the borrower is increased.

          Cornerstone National Bank will also face additional credit risks to the extent that it engages in making adjustable rate mortgage loans ("ARMs"). In the case of an ARM, as interest rates increase, the borrower's required payments increase, thus increasing the potential for default. The marketability of all real estate loans, including ARMs, is also generally affected by the prevailing level of interest rates.

Commercial Loans

          Cornerstone National Bank will make loans for commercial purposes in various lines of business. The commercial loans will include both secured and unsecured loans for working capital (including inventory and receivables), loans for business expansion (including acquisition of real estate and improvements), Small Business Administration ("SBA") loans for new businesses (as well as other governmentally guaranteed business loans), and loans for purchases of equipment and machinery. The Organizers anticipate that equipment loans will typically be made for a term of five years or less at either fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. Commercial loans will vary greatly depending upon the circumstances and loan terms will be structured on a case-by-case basis to better serve customer needs.

          The risks associated with commercial loans vary with many economic factors, including the economy in the Easley/Pickens County area. The well-established banks in the Easley/Pickens County area will make proportionately more loans to medium- to large-sized businesses than Cornerstone National Bank. Many of Cornerstone National Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses, which are typically smaller, have shorter operating histories, and less sophisticated record keeping systems than larger entities. As a result, these smaller entities may be less able to withstand adverse competitive, economic and financial conditions than larger borrowers. In addition, because payments on loans secured by commercial property generally depend to a large degree on the results of operations and management of the properties, repayment of such loans may be subject, to a greater extent than other loans, to adverse conditions in the real estate market or the economy.

Consumer Loans

          Cornerstone National Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit and unsecured revolving lines of credit such as credit cards. The secured installment and term loans to consumers will generally consist of loans to purchase automobiles, boats, recreational vehicles, mobile homes and household furnishings, with the collateral for each loan being the purchased property. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by Cornerstone National Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire 15 years or less after origination, unless renewed or extended.

          Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, Cornerstone National Bank cannot predict the extent to which the borrower's ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.

Loan Approval and Review

          Cornerstone National Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds an individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or by the Loan Committee of the Board of Directors. The Loan Committee will set the lending limits for Cornerstone National Bank's loan officers, and any loan in excess of such lending limits must be approved by the Loan Committee. Cornerstone National Bank will not make any loans to any director, officer of employee of Cornerstone National Bank unless the loan is approved by Cornerstone National Bank's Board of Directors, or a committee thereof, and is made on terms not more favorable to such person than would be available to a person not affiliated with Cornerstone National Bank.

Other Services


          Cornerstone National Bank may participate in a regional network of automated teller machines that may be used by Bank customers in major cities throughout the Southeast. Cornerstone National Bank plans to offer both VISA and MasterCard brands of bank cards together with related lines of credit. The lines of credit may be used for overdraft protection as well as pre-authorized credit for personal purchases and expenses.

          Cornerstone National Bank will provide travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts, but will not provide international or trust banking services in the near future.

Asset and Liability Management

          The primary earning assets of Cornerstone National Bank will consist of the loan portfolio and investment account. Efforts will be made generally to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching will not be possible. The majority of Cornerstone National Bank's securities investments will be in marketable obligations of the United States government, federal agencies and state and municipal governments, generally with varied maturities.

          Long-term loans will be priced primarily to be interest-rate sensitive with only a small portion of Cornerstone National Bank's portfolio of long-term loans at fixed rates. In the near term, such fixed-rate loans will not have maturities longer than fifteen years, except in exceptional cases.

          Deposit accounts will represent the majority of the liabilities of Cornerstone National Bank. These will include transaction accounts, time deposits and certificates of deposit. The maturities of the majority of interest-sensitive accounts will be 12 months or less.

Premises

          Cornerstone National Bank and Cornerstone Bancorp presently operate out of a leased office located at 4821 Calhoun Memorial Highway, Easley, South Carolina. Cornerstone National Bank plans to purchase a 1.82 acre parcel of land located at 1670 East Main Street, Easley, South Carolina on which to build a permanent banking facility. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

          At its opening and during construction of the building, Cornerstone National Bank will operate out of a temporary modular bank office facility to be located on the same lot as the permanent facility. The temporary building will be leased from an unrelated third party. Cornerstone National Bank expects to spend approximately $25,000 for site preparation of the land to make it suitable for its temporary use.

Employees

          The president and chief executive officer of Cornerstone National Bank will be J. Rodger Anthony. Mr. Anthony, age 53, has over 28 years of experience in the banking industry. Mr. Anthony's most recent banking experience was as Chief Executive Officer of First National Bank of Pickens County. See "DIRECTORS AND EXECUTIVE OFFICERS."

          The chief financial officer of Cornerstone National Bank will be Nicholas Clark. Mr. Clark, age 31, was employed by First National Bank of Pickens County from 1993 to 1998 and served as that bank's commercial credit analyst, cashier and chief financial officer. See "DIRECTORS AND EXECUTIVE OFFICERS."

          Other employees will be hired in phases beginning prior to the opening of Cornerstone National Bank. It is anticipated that Cornerstone National Bank will make available to its employees competitive benefits, which should enable Cornerstone National Bank to attract and retain quality employees.

Pre-Opening Activities

          The Organizers will monitor and supervise the acquisitions of Cornerstone National Bank's facilities, hiring and training its staff, arrangements to purchase or lease and install equipment necessary for the transaction of business, establishment of correspondent banking relationships, and make other arrangements for necessary services.

Lack of Profitability in the Early Period of Operation

          It has been the experience in the banking industry for new banks to operate at a loss in the first several years of operation. Every reasonable effort will be made to reach a level of profitability as quickly as possible, but there can be no assurances that Cornerstone National Bank will be profitable during its first 3 years of operation or at any time thereafter.

          The Organizers of Cornerstone National Bank, who are mostly local residents of Cornerstone National Bank's market area, believe that the existing and future bank market in Easley and Pickens County presents an excellent opportunity for a new locally owned bank. Their belief is based upon their review of the economic outlook for the area and the size, nature, and growth potential of the existing market for banking services and the experience of Messrs. Anthony and Clark with First National Bank of Pickens County.

Economy

     Cornerstone National Bank's primary market area will be the Town of Easley, South Carolina and the immediately surrounding areas of Pickens County. Pickens County and four neighboring counties make up the Greenville-Spartanburg-Anderson, South Carolina Metropolitan Statistical Area (the "Greenville MSA"). The population of the Greenville MSA is over 900,000 with approximately 470,000 employed in 1997. Over 90% of those employed were in non-agricultural employment with over 50% of those employed in manufacturing and trades, in roughly equal numbers.

          The banking industry plays an important role in the economy of an area. There is a close correlation between personal income and deposits, loans, and other banking services. Median family income for Pickens County grew by more than 25% from 1989 to 1997. The anticipated increase in personal income, because of increasing income levels and population growth in Easley and Pickens County over the next decade, points to a greater demand for banking services in the future.

Year 2000 Considerations

          The computers used by financial institutions, their customers and suppliers have historically been programmed in a way that causes them to operate as though all dates are in the 1900's. Such computers may fail to operate properly when the year changes to 2000. Any failures that do occur may also trigger other problems or failures. To the extent that such problems are not corrected before or immediately after they occur, they could cause disruptions to the business of Cornerstone National Bank. There has also been widespread publicity about the computer problem and there is a likelihood that many people, including bank customers, will alter their normal routines of behavior to reduce the risk of being inconvenienced by computer failures. There is a risk that banks will experience abnormally high withdrawals of cash by customers as 1999 draws to an end.

          Cornerstone National Bank will acquire new computer systems and data processing services prior to the bank's opening for business. Cornerstone National Bank will seek assurances from the suppliers of its computers, software and computer services that their hardware and software is year 2000 compliant. In addition, Cornerstone National Bank plans to obtain data processing services from a service provider that is subject to the regulatory oversight of the federal banking regulators and has had its compliance program rated satisfactory. As the bank acquires its systems and services it will test them to verify that they are operating properly and are year 2000 compliant.

          The year 2000 problem was well known in the banking industry before the Organizers began organization of Cornerstone National Bank. Because the bank will begin with new equipment and service arrangements which the bank believes to be year 2000 compliant, the bank does not expect to incur any substantial expense in dealing with the hardware and software aspects of the problem.

          Lending to customers who experience a year 2000 problem may pose risks of delayed payment or default which are greater than normal for the type loan involved. Cornerstone National Bank expects to manage this risk as part of its normal credit analysis process by making appropriate inquiries of customers as to their exposure to the problem and their steps to avoid it.

          If Cornerstone National Bank opens for business when planned, it will only have been operating for about three months on January 1, 2000. The Organizers believe that it is unlikely that the bank's business will have grown in size or complexity to a point at which the year 2000 problem will pose a threat much greater than that of a substantial inconvenience by January 1, 2000. Nevertheless, the Organizers and management of Cornerstone National Bank plan to monitor the situation closely, to develop contingency plans and to follow the guidance of the federal banking regulators to avoid as much of the problem as possible.

Materials filed with the Securities and Exchange Commission and Reports to Shareholders.

          For at least the first year after the registration statement relating to this offering was filed with the Securities and Exchange Commission (the "SEC"), Cornerstone Bancorp will be required to file annual, quarterly and periodic reports with the SEC. If, after that first year, Cornerstone Bancorp has fewer than 300 shareholders, it will not be required to file further reports with the SEC. You may read or obtain copies of reports filed by Cornerstone Bancorp with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Cornerstone Bancorp's filings with the SEC are made electronically. The SEC maintains an internet site that contains the reports and other information filed by Cornerstone Bancorp with the SEC. The address of the SEC's internet site is http://www.sec.gov.

          Cornerstone Bancorp has filed a registration statement on Form SB-2 with the SEC that relates to this offering of common stock. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information about Cornerstone Bancorp and the common stock, you should read the entire registration statement and its exhibits. Copies of the registration statement may be obtained from the SEC's Public Reference Room or internet site at the addresses provided in the preceding paragraph.

          Cornerstone Bancorp will furnish shareholders with annual reports containing audited financial information.

                        DIRECTORS AND EXECUTIVE OFFICERS

          The directors of Cornerstone Bancorp are the Organizers of Cornerstone National Bank. The Organizers are also expected to be members of the initial board of directors of Cornerstone National Bank. The directors are all initial directors of Cornerstone Bancorp and will serve until the first meeting of the shareholders of Cornerstone Bancorp at which time directors will be elected by the shareholders.

          The  following  table  sets  forth,  as  of  May  31,  1999,   certain
information about the directors and executive officers of Cornerstone Bancorp .

     Name, Address                    Age                   Principal Occupation for the Past Five Years
     J. Rodger Anthony                53                    Banker; President and Chief Executive Officer of
     Liberty, SC                                            Cornerstone Bancorp

     Walter L. Brooks                 72                    President, G&B Enterprises
     Townville, SC

     T. Edward Childress, III         53                    Pharmacist
     Easley, SC

     Nicholas S. Clark                31                    Banker;  Vice  President,  Secretary,  Treasurer  and Chief
     Easley, SC                                             Financial Officer of Cornerstone Bancorp

     J. Bruce Gaston                  42                    Certified Public Accountant
     Easley, SC

     S. Ervin Hendricks, Jr.          56                    President, Nu-Life Environmental, Inc.
     Easley, SC

     Joe E. Hooper                    60                    President, Pride Mechanical & Fabrication Company, Inc.
     Easley, SC

     Robert R.  Spearman              59                    Surveyor
     Easley, SC

     John M. Warren, Jr., M.D.        48                    Physician
     Easley, SC

     George I. Wike, Jr.              54                    Investor
     Taylors, SC

J. Rodger Anthony is a native of Pickens County, South Carolina. He is the President and Chief Executive Officer of Cornerstone Bancorp. He is also the proposed Chief Executive Officer of Cornerstone National Bank. Mr. Anthony began his banking career with Peoples Bank, (the predecessor to Bankers Trust of South Carolina), in Greenville, South Carolina in 1971. He worked with Bankers Trust of South Carolina as a commercial lender until 1979 when he went to First National Bank of Pickens County in Easley, South Carolina as senior loan officer. From 1996 to 1998, he served as Chief Executive Officer of First National Bank of Pickens County. Mr. Anthony is a graduate of Wofford College, The School of Banking of the South at Louisiana State University, and the ABA Commercial Lending School in Norman, Oklahoma. He currently serves as a director and finance committee Chairman of the Pickens County Board of Disabilities and Special Needs. He is a former President of the Easley Kiwanis Club, director of the Pickens County YMCA, and director of the Easley Chamber of Commerce. Mr. Anthony served as a 1st Lieutenant in the U.S. Army from 1969 to 1971 where he was a platoon leader and company commander in the Vietnam conflict.

Walter L. Brooks is a native of Pickens County, South Carolina. He is the President and co-owner of G & B Enterprises, an independent egg producer located in Liberty, South Carolina. Mr. Brooks served in the U.S. Navy during World War II from 1945 to 1946. He is a member of the South Carolina Chamber of Commerce and is on the export committee for U.S. Egg Marketing. He is a past director of the South Carolina Poultry Federation and the Southern United Egg Producers. He is past Vice President of the Easley Jaycees and a past member of the Easley Chamber of Commerce. Mr. Brooks is a former member of the advisory board of First National Bank of Pickens County and its successor, Carolina First Bank. He is a member of Townville Presbyterian Church.

T. Edward Childress, III, is a long time resident of the upstate of South Carolina. He is a registered pharmacist with a Bachelor of Science in Pharmacy degree earned from the Medical University of South Carolina College of Pharmacy in 1968. Mr. Childress was founder, President, and Treasurer of Nursing Home Consultant Pharmacy, Inc. from 1977-1995. He is currently involved in the ownership of long-term care facilities in Georgia, North Carolina, and South

Carolina. Mr. Childress is past President and current member of the South Carolina Pharmaceutical Association and past President and current member of the Thirteenth District Pharmaceutical Association. He is a fellow of the American Society of Consultant Pharmacists and is current Chairman of the Medical Care Advisory Committee to the South Carolina Health and Human Services Finance Commission. Mr. Childress was the 1993 South Carolina Pharmaceutical Association's Pharmacist of the Year. He has been a member of the Medical University of South Carolina (MUSC) College of Pharmacy's Board of Advisors since 1991. Mr. Childress was the MUSC annual fund Chairman in 1996 and President of the MUSC Alumni Association from 1996 to 1998. He is President of the Easley YMCA and has been a member of the Board of Directors since February 1997. He is currently Chairman of the SCPHA Foundation Trustees, a position he has held since January 1997. Mr. Childress is a past member of the advisory board for First National Bank of Pickens County and its successor, Carolina First Bank. He is a member of Kings Grove Baptist Church and serves on the finance committee, youth committee, and new sanctuary committee.

Nicholas S. Clark is the Chief Financial Officer of Cornerstone Bancorp and the proposed Chief Financial Officer of Cornerstone National Bank. Mr. Clark began his banking career in 1993 with First National Bank of Pickens County in Easley, South Carolina as a commercial credit analyst. His other responsibilities included being the bank's cashier, marketing director, purchasing agent, funds management committee member, and technology administrator. Mr. Clark also administered call report preparation, risk based capital analysis, allowance for loan loss reserve analysis, and asset/liability analysis. His last position with First National Bank of Pickens County was Chief Financial Officer. He holds a bachelor's degree in finance from the University of Alabama in Huntsville and an MBA degree from the University of North Alabama. Mr. Clark is currently completing the Certified Financial Planning curriculum with the College for Financial Planning. He is currently a member of the Institute for Certified Financial Planners.

J. Bruce Gaston is a native of Pickens County, South Carolina. He graduated from Clemson University with honors in 1978. He is a Certified Public Accountant and has been a principal partner with Gaston & Gaston, CPA's, P.A., in Easley, South Carolina since the firm's inception in 1985. Mr. Gaston worked with a regional CPA firm in the upstate of South Carolina for five years prior to 1985. He is a past member of the advisory board of First National Bank of Pickens County and its successor, Carolina First Bank. Mr. Gaston has served as Commissioner of the Saluda Lake Special Tax District since 1996 and has been Vice President of the Saluda Lake Association since 1993. Mr. Gaston has been a member of Mt. Carmel Baptist Church since 1966 and is a past member of the board of deacons.

S. Ervin Hendricks, Jr,. is a native of Easley, South Carolina. He is President, founder and co-owner of Nu-Life Environmental, Inc., a 19-year-old manufacturer of waste handling equipment, in Easley, South Carolina. Mr. Hendricks is also President and owner of Advanced Machine Works, Inc., a manufacturer of parts and base plates. He was President, Chief Executive Officer, and owner of Bes-Pac, Inc., successor to Hendricks Processing Company, Inc., from 1969 to 1988. Mr. Hendricks is currently serving on the foundation board at Tri-County Technical College. He is a past President of the Easley Chamber of Commerce, a past member of the Baptist Medical Center Foundation Board, and helped organize Upstate Upclose. Mr. Hendricks is a member of Pickens Presbyterian Church.

Joe E. Hooper is a native of the upstate of South Carolina. He is owner, President, and Chief Executive Officer of Pride Mechanical & Fabrication Company, Inc., a specialty metal fabricating business located in Easley, South Carolina. Mr. Hooper has maintained an unlimited mechanical contractor license for the state of South Carolina since 1985. He is a 12-year member of the Easley Chamber of Commerce and has served on the board of the Pickens and Easley YMCA for two years. He is a four-year board member of the Tri-County Technical College. Mr. Hooper was small businessperson of the year for Pickens County in 1987. He serves on the advisory board for the Skelton Vocational School in Pickens, South Carolina and for the Donaldson Vocational School in Greenville, South Carolina. Mr. Hooper is a past member of the advisory board of First National Bank of Pickens County, and its successor Carolina First Bank.

Robert R. Spearman is a native of Pickens County, South Carolina. He is owner of Spearman Surveying Company, located in Easley, South Carolina. His company has been in continuous operation since 1971. Mr. Spearman is a registered land surveyor licensed to practice in South Carolina and is a member of the Northwest Chapter of the South Carolina Society of Professional Land Surveyors. He is a co-founder of Dunn and Associates Engineers in Easley and Co-founder of Nu-South Surveying Company in Anderson, South Carolina. He is a former member of the Easley Chapter of the U.S. Jaycees, a former member of the Easley Sertoma Club, and served as a member of the Easley Housing Authority for approximately two years. Mr. Spearman is a former member of the advisory board of First

National Bank of Pickens County, and its successor Carolina First Bank. He is a member of the First Baptist Church in Easley, South Carolina.

John M. Warren, Jr., M.D. has practiced obstetrics and gynecology with the Easley Ob-Gyn Associates, PA in Easley, South Carolina since 1980, where he is senior partner and co-founder. He holds an undergraduate degree from Vanderbilt University and an M.D. degree from the University of South Alabama. Dr. Warren is a past chairman of the Pickens County School Board, past board member of the Pickens County United Way, past President and current member of the Easley Rotary Club. Dr. Warren served on the advisory board for First National Bank of Pickens County, and its successor Carolina First Bank. He attends Easley Presbyterian Church and is active in the Church Choir. Dr. Warren is active in numerous medical organizations.

George I. Wike, Jr., is an investor. He was in the private practice of optometry from 1967 to 1994. Dr. Wike also practiced optometry from 1969 to 1971 while in the U.S. Navy. His optometry practice was based in Greenville, South Carolina from 1971 to 1994. Dr. Wike is a 1967 graduate of Southern College of Optometry with a Bachelor of Science and a Doctor of Optometry degree. Dr. Wike is a past member of the American Optometric Association and the South Carolina Optometric Association.

Principal Security Holders

          The following Directors are expected to purchase 5% or more of Cornerstone Bancorp's Common Stock pursuant to this offering. Such persons are not, however, obligated to purchase stock in this offering, and may decide to purchase more or fewer shares than the number shown below. See "Stock Ownership of Directors."

                                      Number of Shares to                           % of Common Stock
Name and Address                      be Beneficially Owned                         to be Outstanding
----------------                      ---------------------                         -----------------
                                                                           Minimum (1)             Maximum (2)
                                                                           -----------             -----------
T. Edward Childress, III                     75,000                            12.0%                   9.4%
2905 White Horse Road
Greenville, South Carolina

George I. Wike, Jr.                          75,000                            12.0%                   9.4%
28 Mandarin Circle
Taylors, South Carolina

-----------------------
(1) Assuming  625,000 shares are outstanding  after this offering.
(2) Assuming 800,000 shares are outstanding after this offering.

Stock Ownership of  Directors

     The following table sets forth information about the shares of Cornerstone Bancorp's Common Stock expected to be purchased by the Directors and members of their immediate families pursuant to this offering and the percent of total shares outstanding such shares will represent assuming sale of a total of 625,000 shares and 800,000 shares, respectively. Such persons are not, however, obligated to purchase such shares, and may decide to purchase more or fewer shares than the number shown below. The Directors specifically reserve the right to purchase additional shares if necessary to reach the 625,000-share minimum offering requirement. Because purchases by the Directors may be substantial, investors should not place any reliance on the sale of all of the shares offered hereby as an indication of the merits of this offering or that a Director's confidence in his investment decision is shared by unaffiliated investors.

                                                                                             % of Common Stock
                                               Number of Shares to                           to be Outstanding
          Name                                be Beneficially Owned                      Minimum(1)        Maximum(2)
J. Rodger Anthony                                    30,000                                 4.8%               3.8%
Walter L. Brooks                                      5,000                                 0.8%               0.6%
T. Edward Childress, III                             75,000                                12.0%               9.4%
Nicholas S. Clark                                    15,000                                 2.4%               1.9%
J. Bruce Gaston                                      15,000                                 2.4%               1.9%
S. Ervin Hendricks, Jr.                              25,000                                 4.0%               3.1%
Joe E. Hooper                                        40,000                                 6.4%               5.0%
Robert R. Spearman                                    5,000                                 0.8%               0.6%
John M. Warren, Jr., M.D.                            10,000                                 1.6%               1.3%
George I. Wike, Jr.                                  75,000                                12.0%               9.4%
                                                    -------                                -----               ----
  Total                                             295,000                                47.2%              36.9%

--------------------
(1) Assuming sale of 625,000 shares.
(2) Assuming sale of 800,000 shares.

Compensation of Executive Officers and Directors

          Mr. Anthony has agreed to serve as President and Chief Executive Officer of Cornerstone National Bank at an annual salary of $100,000. He also will be eligible for other usual executive perquisites, as well as the employee benefits offered to all other Bank employees.

          Directors of Cornerstone Bancorp are not presently compensated for their service as directors, though they may be reimbursed for reasonable expenses. Cornerstone Bancorp plans to issue stock options to the directors to compensate them for: (a) their time and efforts as directors; (b) their having personally guaranteed the line of credit Cornerstone Bancorp has used to pay its operating expenses during the organizational period of Cornerstone National Bank; and (c) their continued service as directors. The stock options, when granted, will be for a number of shares of common stock that, in the aggregate, will be equal to or less than 5% of the outstanding shares of common stock. The options will have a duration of ten years and an exercise price of $10.00 per share. The options will vest over a three year period with one-third becoming exercisable at the end of one year and another third becoming exercisable at the end of each of the next two years. If the holder of options ceases to be a director of Cornerstone Bancorp, the options held by him will expire six months after he ceases to be a director.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Cornerstone National Bank expects to have loan and deposit relationships with some of its directors, executive officers and their families, and with companies with which such persons are associated. All such loan and deposit relationships are expected to be in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

          Cornerstone Bancorp leases its office at 4821 Calhoun Memorial Highway from Ervin Hendricks, a director of Cornerstone Bancorp. The space, which consists of one large office containing 430 square feet of space plus the use of a shared receptionist, meeting room and office equipment, is leased for $500 per month, including utilities, on a month to month basis. Cornerstone Bancorp believes that the lease rate is fair to Cornerstone Bancorp and comparable to what other space in the Easley area would cost.

          Cornerstone National Bank also has an option to purchase a 1.82 acre site from Mr. Hendricks. The lot is believed by the directors to be well situated for the location of Cornerstone National Bank's office. The price for the exercise of the option is $450,000. The price was negotiated with Mr. Hendricks in arms-length negotiations between Mr. Hendricks and Messrs. Anthony, Clark, Gaston and Spearman. Cornerstone Bancorp has obtained two independent appraisals on the subject property which indicate that the fair market value of the property is equal to or greater than $450,000. The transaction will result in a profit to Mr. Hendricks Nevertheless, the other directors of Cornerstone

Bancorp unanimously agree that the transaction is fair to and in the best interest of Cornerstone Bancorp.

                           SUPERVISION AND REGULATION

          Bank holding companies and banks are extensively regulated under federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to such statutes and regulations. Any change in applicable law or regulation may have a material effect on the business of Cornerstone Bancorp and Cornerstone National Bank.

General

          As a bank holding company registered under the Bank Holding Company Act ("BHCA"), Cornerstone Bancorp will be subject to the regulations of the Federal Reserve. Under the BHCA, Cornerstone Bancorp's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits Cornerstone Bancorp from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or from merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHCA also prohibits Cornerstone Bancorp from acquiring control of any bank operating outside the State of South Carolina unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located.

          Additionally, the BHCA prohibits Cornerstone Bancorp from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such non-banking related activities.

          Cornerstone Bancorp will also be subject to regulation and supervision by the State Board.

Obligations of Cornerstone Bancorp to its Subsidiary Bank

          A number of obligations and restrictions are imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution is in danger of becoming insolvent or is insolvent. For example, under the policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA"), require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

          The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of Cornerstone National Bank.

          Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy Guidelines for Bank Holding Companies and National Banks

          The Federal Reserve has adopted risk-based and leverage capital adequacy guidelines for bank holding companies that are generally the same as the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, as Cornerstone Bancorp will be initially, compliance is measured on a bank only basis. The Comptroller of the Currency's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the Comptroller of the Currency may establish individual minimum capital
requirements   for  a  national  bank  that  are  different   from  the  general
requirements.

          Failure to meet capital requirements could subject Cornerstone National Bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits.

          The risk-based capital standards of both the Federal Reserve Board and the Comptroller of the Currency explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agencies in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates should be considered by the agencies as a factor in evaluating a bank=s capital adequacy. The Federal Reserve also has recently issued additional capital guidelines for bank holding companies that engage in certain trading activities.

          Cornerstone Bancorp and Cornerstone National Bank will initially exceed all applicable capital requirements by a wide margin.

Payment of Dividends

          Cornerstone Bancorp will be a legal entity separate and distinct from its bank subsidiary. Most of the revenues of Cornerstone Bancorp are expected to result from dividends paid to Cornerstone Bancorp by Cornerstone National Bank. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by Cornerstone Bancorp to its shareholders. It is not anticipated that Cornerstone Bancorp will pay cash dividends in the near future. "DESCRIPTION OF CAPITAL STOCK -- Dividends" and "DIVIDENDS."

Certain Transactions by Cornerstone Bancorp with its Affiliates

          Federal law regulates transactions among Cornerstone Bancorp and its affiliates, including the amount of bank loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. Further, a bank holding company and its affiliates are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments

          Because Cornerstone National Bank's deposits will be insured by the BIF, Cornerstone National Bank will be subject to insurance assessments imposed by the FDIC. The FDIC equalized the assessment rates for BIF-insured and SAIF-insured deposits effective January 1, 1997. Currently, the assessments imposed on all FDIC deposits for deposit insurance have an effective rate ranging from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation ("FICO"), the FDIC is currently assessing BIF-insured deposits an additional 1.26 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.30 basis points per $100 of deposits, to cover those obligations. The FICO assessment will continue to be adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions.

Regulation of Cornerstone National Bank

          Cornerstone National Bank will also be subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and laws relating to branch banking. Cornerstone National Bank's loan operations will be subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of Cornerstone National Bank will be subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

          Cornerstone National Bank will also be subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Other Safety and Soundness Regulations

          Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

          A bank that is "undercapitalized" becomes subject to provisions of the
FDIA: restricting payment of capital distributions and management fees; requiring FDIC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; restricting the growth of the bank's assets and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions on compensation paid to senior management of the bank, and a bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to take over banks that are unwilling or unable to take such steps.

          Brokered Deposits. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while "undercapitalized" banks may not accept brokered deposits. Management does not believe that these regulations will have a material adverse effect on the operations of Cornerstone National Bank.

Interstate Banking

          The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") has increased the ability of bank holding companies and banks to operate across state lines. Under Riegle-Neal, the previous restrictions on interstate acquisitions of banks by bank holding companies have been repealed, such that Cornerstone Bancorp and any other bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. Unless prohibited by state law, since June 1, 1997, Riegel-Neal has permitted adequately capitalized and managed bank holding companies to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if the laws of the host state expressly permit it. The authority of a bank to establish and operate branches within a state continue to be subject to applicable state branching laws. South Carolina law was amended, effective July 1, 1996, to permit such interstate branching but not de novo branching by an out-of-state bank. Although this legislation has resulted in additional acquisitions of South Carolina financial institutions by out-of-state financial institutions, Cornerstone Bancorp does not presently anticipate that such legislation will have a material adverse impact on its operations or future plans.

Legislative Proposals

          New proposed legislation, which could significantly affect the business of banking, has been introduced or may be introduced in Congress from time to time. Management of Cornerstone National Bank cannot predict the future course of such legislative proposals or their impact on Cornerstone Bancorp and Cornerstone National Bank should they be adopted.

Fiscal and Monetary Policy

          Banking is a business which depends largely on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Cornerstone Bancorp and Cornerstone National Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on Cornerstone Bancorp and Cornerstone National Bank cannot be predicted.

                          DESCRIPTION OF CAPITAL STOCK

          Cornerstone Bancorp is a South Carolina corporation. As such, South Carolina law will control the rights of shareholders and other matters relating to the stock of Cornerstone Bancorp. This document contains important information about shareholder rights and prospective subscribers should review it carefully before making a decision to invest. The following summarizes material provisions of the Articles of Incorporation and state law, but is not complete and is qualified in its entirety by reference to the Articles of Incorporation and by the applicable statutory provisions.

          Capitalization. Cornerstone Bancorp is authorized to issue 20,000,000 shares of common stock (no par value). The common stock will have unlimited voting rights and be entitled to receive the net assets of Cornerstone Bancorp upon dissolution. Cornerstone Bancorp is also authorized to issue up to 10,000,000 shares of preferred stock in one or more series having the preferences, limitations and relative rights determined by the Board of Directors.

          Voting Rights; No Cumulative Voting. In general, each holder of Cornerstone Bancorp's common stock will be entitled to one vote per share and to the same and identical voting rights as other holders of Cornerstone Bancorp's common stock. In the election of directors, each shareholder will have the right to vote the number of shares owned by him on the record date for as many persons as there are directors to be elected. Cumulative voting will not be permitted. Absence of cumulative voting makes it more difficult to effect a change in the board of directors.

          Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution. The Articles of Incorporation provide that, with respect to any plan of merger, consolidation or exchange or any plan for the sale of all, or substantially all, the property and assets, with or without the good will, of Cornerstone Bancorp or any resolution to dissolve Cornerstone Bancorp, which plan or resolution shall not have been adopted by the affirmative vote of at least two-thirds of the full board of directors, such plan or resolution must be approved by the affirmative vote of holders of 80% of the outstanding shares of Cornerstone Bancorp. If at least two-thirds of the full board of directors approves any such plan or resolution, the plan or resolution need only be approved by the affirmative vote of holders of two-thirds of the outstanding shares of Cornerstone Bancorp. Consequently, unless two-thirds of the directors favor such a plan or resolution, it may be very difficult to effect any such transaction.

          Classified Board of Directors. The Articles provide that the board of directors shall have the power to set the number of directors from time to time at six or more directors. The Articles provide further that the board of directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of directors in the first group expire at the first annual shareholders' meeting after their election; the terms of the second group expire at the second annual shareholders' meeting after their election; and the terms of the third group expire at the third annual shareholders' meeting after their election. At each annual shareholders' meeting held thereafter, directors are chosen for a term of three years to succeed those directors whose terms expire. Existence of a classified board makes it more difficult to effect a change in control because it would normally require at least two elections to gain a majority representation on the board, and three elections to change the entire board.

          Nomination of Directors. The Articles provide that no person shall be eligible to be elected a director of Cornerstone Bancorp at a meeting of shareholders unless that person has been nominated by a shareholder entitled to vote at such meeting by giving written notice of such nomination to the secretary of Cornerstone Bancorp at least 90 days prior to the date of the meeting. The notice is required to include any information required by the Bylaws of Cornerstone Bancorp.

          Removal of Directors. The Articles provide that an affirmative vote of 80% of the outstanding shares of Cornerstone Bancorp shall be required to remove any or all of the directors without cause.

          Duty of Directors. The Articles provide that when evaluating any proposed plan of merger, consolidation, exchange or sale of all, or substantially all, of the assets of Cornerstone Bancorp, the board of directors shall consider the interests of the employees of Cornerstone Bancorp and the community or communities in which Cornerstone Bancorp and its subsidiaries, if any, do business in addition to the interests of Cornerstone Bancorp's shareholders. Absent this provision, under existing common law, directors would be required to give paramount consideration with respect to such matters to the best interests of shareholders.

          Limitation of Director Liability. The Articles provide that, to the extent permitted by the South Carolina Business Corporation Act, directors of Cornerstone Bancorp will not be personally liable to Cornerstone Bancorp or its shareholders for monetary damages for breaches of their fiduciary duties. This provision does not, however, eliminate or limit the liability of any director
(i) for any breach of the director's duty of loyalty to Cornerstone Bancorp or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) imposed for unlawful distributions as set forth in the South Carolina Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

          No Preemptive Rights. Shareholders of Cornerstone Bancorp will not have preemptive rights with respect to the issuance of additional shares, options or rights of any class of Cornerstone Bancorp stock. As a result, the directors may sell additional authorized shares of Cornerstone Bancorp's common stock without first offering them to existing shareholders and giving them the opportunity to purchase sufficient additional shares to prevent dilution of their ownership interests.

          Quorum. A majority of the shares entitled to vote constitutes a quorum at any meeting of shareholders.

          Amendment to Articles of Incorporation. Unless such amendment shall have been approved by the affirmative vote of at least two-thirds of the full board of directors, no amendment to the Articles which amends, alters, repeals or is inconsistent with any of provisions of the Articles described in the nine paragraphs above, or in the provisions relating to business combinations set forth under "Statutory Matters" below, shall be effective unless it is approved by the affirmative vote of 80% of the outstanding shares of Cornerstone Bancorp. If two-thirds of the full board of directors approves such an amendment, the amendment need only be approved by holders of two-thirds of the outstanding shares of Cornerstone Bancorp. Amendments to change the number and classes of shares authorized to be issued by Cornerstone Bancorp and to change the name of Cornerstone Bancorp only require the approval of a majority of the outstanding shares. Other amendments requiring shareholder approval must be approved by two-thirds of the outstanding shares.

          Dividends. Cornerstone Bancorp's common stock will be entitled, pro rata, to dividends paid by Cornerstone Bancorp when, if and as declared by the board of directors from funds legally available, whether in cash or in stock, but common stockholders have no specific right to dividends. The determination and declaration of dividends will be within the discretion of the board of directors and will take into account Cornerstone Bancorp's financial condition, results of operations and other relevant factors. No assurances can be given that any future dividends will be declared or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods. Cornerstone Bancorp may not declare or pay a cash dividend on any of its stock if it is insolvent or if the payment of the dividend would render it insolvent. If Cornerstone Bancorp issues preferred stock, the terms of the preferred stock may require Cornerstone Bancorp to pay dividends to holders of preferred stock under some circumstances. The payment of dividends to holders of preferred stock will not entitle common stockholders to the payment of dividends.

     Conversion; Redemption; Sinking Fund. None of the Common Stock will be convertible, have any redemption rights or be entitled to any sinking fund.

          Statutory Matters.

          Business Combination Statute. The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Cornerstone Bancorp's Articles of Incorporation do not contain such a provision. An amendment of the Articles of Incorporation to that effect will, however, permit a business combination with an interested shareholder although that status was obtained prior to the amendment. Unless Cornerstone Bancorp has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, this statute would not ordinarily apply to Cornerstone Bancorp. However, Cornerstone Bancorp has elected in its Articles of Incorporation to make the provisions of the statute applicable to it.

          Control Share Acquisitions. The South Carolina corporations law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33-1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

          The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. Cornerstone Bancorp is not authorized by its Articles of Incorporation or bylaws to redeem control shares.

          The provisions of the Control Share Acquisitions Act will only apply to Cornerstone Bancorp if it has a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

          Indemnification of Directors and Officers. Under South Carolina law, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions although the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding.
Cornerstone   Bancorp's   Articles   of   Incorporation   do  not   limit   such
indemnification.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Cornerstone Bancorp pursuant to the foregoing provisions, or otherwise, Cornerstone Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          General. Taken together, the foregoing provisions of the proposed Articles of Incorporation and South Carolina law favor maintenance of the status quo and may make it more difficult to change current management, and may impede a change of control of Cornerstone Bancorp even if desired by a majority of its shareholders.

                                  LEGAL MATTERS

          Sinkler & Boyd, P.A., Columbia, South Carolina has passed upon certain matters relating to this offering of common stock for Cornerstone Bancorp.

                               ACCOUNTING MATTERS

          The financial statements of Cornerstone Bancorp at April 30, 1999, and for the period from January 11, 1999 (inception) to April 30, 1999, have been audited by Elliott, Davis & Company, LLP., Certified Public Accountants, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon their authority as certified public accountants.

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants..........................  29

Balance sheet as of April 30, 1999..........................................  30

Statement of operations and retained deficit for
    the period from January 11 (date of inception) to April 30, 1999........  31

Statement of cash flows for the period from January 11 (date of inception) to April 30, 1999............................................  32

Notes to Financial Statements...............................................  33

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Directors
Cornerstone Bancorp
Easley, South Carolina

           We have audited the accompanying balance sheet of Cornerstone Bancorp (a development stage enterprise) as of April 30, 1999 and the related statements of operations and retained deficit and cash flows for the period from January 11, 1999 (date of inception) to April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Bancorp (a development stage enterprise) as of April 30, 1999 and the results of its operations and its cash flows for the period from January 11, 1999 (date of inception) to April 30, 1999 in conformity with generally accepted accounting principles.


                                   Elliott, Davis & Company, LLP




Greenville, South Carolina
May 17, 1999

                               CORNERSTONE BANCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  BALANCE SHEET
                                 APRIL 30, 1999


                                                      ASSETS

Cash and cash equivalents ..................................................................................               $ 20,114
Nonrefundable real estate purchase option ..................................................................                 15,000
Deferred stock offering costs ..............................................................................                  5,000
Other assets ...............................................................................................                  3,850
                                                                                                                           --------

       Total assets ........................................................................................               $ 43,964
                                                                                                                           ========

                                        LIABILITIES AND ORGANIZERS' DEFICIT

LIABILITIES
   Line of credit ..........................................................................................               $ 90,000
   Interest payable ........................................................................................                  1,056
                                                                                                                           --------
                                                                                                                             91,056
COMMITMENTS AND CONTINGENCIES - Notes 2 and 3

ORGANIZERS' DEFICIT
   Preferred stock, 10,000,000 shares authorized, no shares issued .........................................                      -
   Common stock, no par value, 20,000,000 shares
     authorized; no shares issued ..........................................................................                      -
   Retained deficit accumulated during the development stage ...............................................                (47,092)
                                                                                                                           --------
       Total liabilities and organizers' deficit ...........................................................               $ 43,964
                                                                                                                           ========




















    The accompanying notes are an integral part of this financial statement.

                               CORNERSTONE BANCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  STATEMENT OF OPERATIONS AND RETAINED DEFICIT
            For the period from January 11, 1999 (date of inception)
                                to April 30, 1999


EXPENSES
   Salaries ...................................................        $ 22,735
   Filing fees ................................................          15,000
   Rent .......................................................           2,500
   Telephone and supplies .....................................           2,096
   Interest ...................................................           1,828
   Other ......................................................           2,933
                                                                       --------
       Loss before provision for income taxes .................         (47,092)

PROVISION FOR INCOME TAXES ....................................               -
       Net loss ...............................................         (47,092)

RETAINED DEFICIT AT JANUARY 11, 1999 (inception) ..............               -
                                                                       --------

RETAINED DEFICIT AT APRIL 30, 1999 ............................        $(47,092)
                                                                       ========




























    The accompanying notes are an integral part of this financial statement.

                               CORNERSTONE BANCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF CASH FLOWS
             For the period from January 11,1999 (date of inception)
                                to April 30, 1999


NET CASH USED FOR PRE-OPERATING ACTIVITIES
   Net loss ...................................................        $(47,092)
   Deferred stock offering costs ..............................          (5,000)
   Interest payable ...........................................           1,056
   Other assets ...............................................          (3,850)
                                                                       --------
         Net cash used for pre-operating activities ...........         (54,886)

INVESTING ACTIVITIES
   Purchase of real estate option .............................         (15,000)

FINANCING ACTIVITIES
   Proceeds from borrowings on line of credit .................          90,000
         Net increase in cash .................................          20,114

CASH AND CASH EQUIVALENTS, JANUARY 11, 1999
   (date of inception) ........................................               -

CASH AND CASH EQUIVALENTS, END OF PERIOD ......................        $ 20,114
                                                                       ========

























    The accompanying notes are an integral part of this financial statement.

                               CORNERSTONE BANCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

     Cornerstone Bancorp (the "Company") is a South Carolina corporation organized for the purpose of owning and controlling all of the capital stock of Cornerstone National Bank (in organization) (the "Bank"). The Bank is being organized as a national bank under the laws of the United States with the purpose of becoming a new community bank to be located in Pickens County, South Carolina. The Company has filed a charter application with the OCC and an application for deposit insurance with the FDIC. Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in September 1999.

     The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

     The Company intends to sell a maximum of 800,000 and a minimum of 625,000 shares of its common stock at $10 per share. The maximum offering will raise $7,950,000 and minimum offering will raise $6,200,000, each net of estimated $50,000 offering expenses. The directors of the Company plan to purchase 295,000 shares of common stock at $10 per share, for a total of $2,950,000. The remaining shares will be sold through a public offering. The Company will use the proceeds to capitalize the proposed Bank.

Year-end
   The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 1999.

Estimates
   The financial statements include estimates and assumptions that effect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Cash equivalents
   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limits.

Deferred stock offering costs
   Deferred stock offering costs are expenses incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from the Company's additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful.

Organization costs
   Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

   This SOP is effective for fiscal periods beginning after December 15, 1998. The Company adopted this pronouncement and accordingly, has charged all organization costs to operations.

Income taxes
   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax bases of assets and liabilities. At April 30, 1999, no taxable income has been generated and therefore, no tax provision has been included in these financial statements.


NOTE 2 - LINE OF CREDIT

           The Company has established a $325,000 line of credit with a bank to fund operating expenses of the Company during the development stage. The line is uncollateralized and is guaranteed by the directors. The line bears interest at the prime rate and expires December 11, 2000. As of April 30, 1999, $90,000 is outstanding on this line of credit.


NOTE 3 - COMMITMENTS AND CONTINGENCIES

           The Company has entered into an agreement with a law firm to assist in preparing and filing all organizational, incorporation, and bank applications and to assist in preparing stock offering documents and consummating the Company's initial offering. The aggregate cost of the services is expected to approximate $50,000.

           The Company leases temporary office space under a month-to-month operating lease. The lease requires monthly payments of $500 and includes secretarial services on an as needed basis. Additionally, the Company has entered into a 24-month operating lease for a modular unit to temporarily serve as its first commercial bank office. The lease requires monthly payments of approximately $2,600. The Company plans to construct a permanent building by the conclusion of the lease term.

           The Company has paid $15,000 for nonrefundable deposits on 1.80 acres of real estate and plans to purchase the property for $450,000 and construct a banking facility on this site. The real estate option expires August 31, 1999, and can be extended for an additional 90 days for $5,000.

           The Company has entered into a five-year agreement with a data processor to provide ATM services, item processing and general ledger processing. Components of this contract include minimum charges based on volume and include initial setup costs of approximately $90,000.

           The Company is purchasing and will be the beneficiary of term life insurance policies for its chief executive officer and chief financial officer with policy face amounts of $1,000,000 and $500,000, respectively.


NOTE 4 - RELATED PARTY TRANSACTIONS

           One of the organizers of the Company owns the building from which the Company leases its temporary office space.

           One of the organizers of the Company owns the land from which the Company has purchased a real estate option. The Company plans to build its branch office on this property.

                               CORNERSTONE BANCORP                    APPENDIX A
                             SUBSCRIPTION AGREEMENT


     The undersigned, having received and reviewed the Prospectus (the "Prospectus") dated July 19, 1999, of Cornerstone Bancorp (the "Company"), subject to the terms and conditions of the Prospectus, hereby subscribes for the number of shares of Common Stock of Cornerstone Bancorp (the "Common Stock"), shown below. The undersigned tenders herewith the purchase price of $10.00 per share to the Company. All payments shall be in United States dollars in cash or by check, draft or money order drawn to the order of "The Bankers Bank, as Escrow Agent for Cornerstone Bancorp."


   Your Properly Completed Subscription Form and Payment Must Be Returned To:

                               CORNERSTONE BANCORP
                               Post Office Box 428
                          Easley, South Carolina 29641


Acknowledgments and Representations

     In connection with this subscription, the undersigned hereby acknowledges and agrees that:

(1) This subscription may not be cancelled, terminated, or revoked by the undersigned before April 1, 2000. Upon acceptance in writing by the Company, the Subscription Agreement will be binding and legally enforceable against the undersigned until April 1, 2000. This subscription will only be deemed accepted upon agreement thereto by the President of the Company. No other person has authority to accept or reject a subscription on behalf of the Company.

(2) The Company reserves the right to accept this subscription in whole or in part. If this subscription is accepted in part, the undersigned agrees to purchase the accepted number of shares subject to all of the terms of this offer.

(3) All funds relating to this subscription received by the Company will be held in escrow by The Bankers Bank, as escrow agent, and will be deposited in certificates of deposit, accounts or other deposits, which are insured by the FDIC or invested in short-term securities issued or fully guaranteed by the United States government or federal funds. Any interest accruing on such funds will be the property of the Company and the undersigned expressly waives all claims thereto.

(4) The Company reserves the right to cancel this subscription after acceptance until the date of issue of the Common Stock.

(5) If this subscription is cancelled by the Company in whole or in part, the corresponding portion of any funds received by the Company relating to this subscription shall be returned to the undersigned, and, should the Company fail to commence operations by December 31, 1999, unless such date is extended to a date not later than April 1, 2000, all such funds shall be returned to the undersigned. No interest will be paid on any such returned funds.

(6) The shares of Common Stock subscribed for hereby are equity securities and are not savings accounts or deposits, and Investment therein Is Not insured by the Federal Deposit Insurance Corporation.

(7) This subscription is nonassignable and nontransferable, except with the written consent of the Company.

(8) Certificates will be delivered by first class mail to the address set forth herein.

(9) The undersigned has received a copy of the Prospectus, and represents that this Subscription Agreement is made solely on the basis of the information contained in the Prospectus and is not made in reliance on any inducement, representation or statement not contained in the Prospectus. No person (including any Director of the Company) has given any information or made any representation not contained in the Prospectus, or, if given or made, such information or representation has not been relied upon.

I wish to subscribe for the following shares of Common Stock:

Number of Shares I want to buy is
____________ Shares x $10.00 = $______________________*

My payment of that amount is enclosed.  Make check out to:
The Bankers Bank, as Escrow Agent for Cornerstone Bancorp.

*If this amount is more or less than the correct amount for the number of shares shown or as to which the subscription is accepted, I want to buy as many shares as this amount will buy at $10.00 per share (or as are accepted).

--------------------------------------------------------------------------------
(Name(s) in which stock certificates should be registered**)

--------------------------------------------------------------------------------
(Street Address)

--------------------------------------------------------------------------------
(City/State/Zip Code)

--------------------------------------------------------------------------------
(Social Security or Employer I.D. No.)

(    )                                  (    )
------------------------------          ---------------------------------------
(Home Telephone No.)                    (Business Telephone No.)

**Stock certificates for shares to be issued in the names of two or more persons will be registered in the names of such persons as joint tenants with right of survivorship, and not as tenants in common.

                                 SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

I HAVE READ AND UNDERSTAND THE PROSPECTUS AND THIS SUBSCRIPTION AGREEMENT.

-------------------------------------        -----------------------------
 (Signature                                       (Date)

-------------------------------------        -----------------------------
(Signature)                                       (Date)

     If shares are to be held in joint ownership, all joint owners should sign this Agreement.

Subscription payments will be delivered to the Escrow Agent promptly following receipt thereof.